FOR IMMEDIATE RELEASE:

Investor Contact:
Tom Line
Chief Financial Officer
614.255.5989
tline@diamond-hill.com

DIAMOND HILL APPOINTS NEW BOARD MEMBERS AND ANNOUNCES
RIC DILLON’S RETIREMENT AS BOARD CHAIRMAN

COLUMBUS, Ohio – February 22, 2109 – The Board of Directors of Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) appointed Christopher M. Bingaman, Paula R. Meyer, and Nicole R. St. Pierre to serve as directors. Ms. Meyer and Ms. St. Pierre are independent directors and will serve on Diamond Hill’s Audit Committee, Compensation Committee, and Nominating and Governance Committee. Mr. Bingaman currently serves as Diamond Hill’s President and Chief Executive Officer.

Mr. Bingaman, CFA has served as President and CEO of Diamond Hill since 2014 and 2016, respectively, and as a portfolio manager with Diamond Hill since 2001. Ms. Meyer has worked in a variety of roles within the investment management industry most recently serving as President of RiverSource Funds, the proprietary fund complex of Ameriprise Financial, Inc. from 1998 to 2006. She currently serves as an independent director for Mutual of Omaha and First Command Financial Services. Ms. St. Pierre worked at J.P. Morgan from 1994 to 2018 serving in a variety of roles within the Asset Management group, most recently as Managing Director; Head of Client Services and Business Platform & Americas Regional Lead.

Ric Dillon To Retire as Chairman of the Board
Ric Dillon will retire as Chairman of the Board for Diamond Hill Investment Group, Inc. at the conclusion of his current term which ends in conjunction with the Company's Annual Meeting of Shareholders to be held on May 1, 2019. James F. Laird, current lead independent director will succeed Mr. Dillon as Chairman of the Board.

“I am pleased with the selection of Paula and Nicole as independent directors,” said Mr. Dillon. “Collectively, the Board consists of a very experienced and talented group of individuals with six of seven board members serving as independent directors. I am confident that our shareholders are in good hands with a strong board in place.”

“I want to thank Ric for his leadership, first as Diamond Hill’s CEO and then as Board Chairman,” said Chief Executive Officer Chris Bingaman. “I am grateful for his vision and mentorship through the years.

DIAMOND-HILL.COM | 614.255.3333 | 325 JOHN H. MCCONNELL BLD | SUITE 200 | COLUMBUS, OHIO 43215

Ric has given us an outstanding legacy on which to build, and I am confident that we will continue to serve clients with our key foundational values in place.”

Mr. Dillon has served as Board Chairman since 2015 and served as Diamond Hill’s Chief Executive Officer from 2000 to 2015. Mr. Laird, has been a director of the Company since 2011, is the chair of the Compensation Committee, and serves on the Audit Committee and the Nominating and Governance Committee. Mr. Laird served as Chief Financial Officer and Treasurer of the Company and President of Diamond Hill Funds from 2001 to 2014.

About Diamond Hill
We are an independent investment management firm with significant employee ownership and $20.8 billion in assets under management as of January 31, 2019. We provide services to institutions and individuals through mutual funds, institutional separate accounts, exchange traded funds, and private investment funds. Our strategies include long-only equity, alternative long-short equity, and fixed income.

We serve our clients by providing investment strategies that deliver lasting value through a shared commitment to our intrinsic value-based investment philosophy, long-term perspective, disciplined approach and alignment with our clients’ interests. For more information visit www.diamond-hill.com.

DIAMOND-HILL.COM | 614.255.3333 | 325 JOHN H. MCCONNELL BLD | SUITE 200 | COLUMBUS, OHIO 43215